Exhibit 10.25

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of February 23, 2012, by and between Joust Capital III, LLC (“Owner”), a Delaware limited liability company whose address is c/o FJ900, Inc., 23411 Autopilot Drive, Suite 217, Dulles, Virginia 20166, and FJ900, Inc. (“Manager”), a Delaware corporation whose address is 23411 Autopilot Drive, Suite 217, Dulles, Virginia 20166.

WITNESSETH

WHEREAS, Owner owns the aircraft described on Schedule A attached hereto (the “Aircraft”);

WHEREAS, Owner desires Manager to provide aircraft management, pilot services, maintenance and other aviation services (the “Services”) to Owner to allow Owner to conduct operations pursuant to Federal Aviation Regulations (“FAR”) Part 91 under Owner’s operational control pursuant to the terms and conditions of this Agreement;

WHEREAS, Joust Capital, LLC, a Maryland limited liability company (“Joust One”), Owner and Manager originally entered into a Management Agreement dated as of July 22, 2011 (the “Original Agreement”) with respect to the Aircraft and another aircraft owned by Joust One, and Joust One, Owner and Manager have terminated the Original Agreement as of the date hereof; and

WHEREAS, Owner and Manager desire to have this Agreement supersede and replace the Original Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Engagement. Owner hereby engages Manager, and Manager agrees, to provide aviation support services for the operation of the Aircraft at the direction of Owner, subject to the terms and conditions of this Agreement.

2. Compensation. As compensation for the services to be provided by Manager pursuant to this Agreement, Owner agrees to pay or cause to be paid to Manager the amounts described in Section 5 hereof and all other amounts payable by Owner to Manager pursuant to the terms hereof.

3. Services Provided. On behalf of Owner, Manager shall, in accordance with all applicable FAR and federal, state, foreign and local statutes, regulations, ordinances, rules and orders and consistent with all applicable manuals, related guidance material and insurance safety requirements, employ, train, supervise, and provide to Owner for its use on and in connection with the Aircraft pilots, cabin attendants, and maintenance personnel. On behalf of Owner, Manager shall, in accordance with all applicable FAR and federal, state, foreign and local statutes, regulations, ordinances, rules and orders and consistent with all applicable manuals, related guidance material and insurance safety requirements: (1) provide, contract for, and supervise maintenance of the Aircraft, (2) secure, as agent for Owner, all required authority for operation of the Aircraft, (3) provide logbook, recordkeeping, reporting, budgeting and other administrative services, (4) schedule and arrange dispatch for the Aircraft as requested by Owner, and (5) maintain, store, and supervise the Aircraft in a careful and proper manner. In addition, Manager shall assist Owner in the performance of any obligations under any interchange or time share arrangement for the Aircraft entered into by Owner, in each case as specifically requested by Owner and in accordance with the FAR. In addition, Manager shall provide recordkeeping related to Aircraft use pursuant to such agreements as requested by Owner and in accordance with the FAR.

4. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated pursuant to the terms and conditions of this Agreement.

5. Expenses.

A. Non-Shared Expenses. Manager, as agent for Owner shall record all bills and assessments for expenses attributable to the Aircraft, including without limitation, expenses in connection with services, supplies, fuel, landing fees, use, maintenance, operation, storage, supervision and management, in each case to the extent such expenses are not shared pursuant to Section 5(B). It is agreed and acknowledged that Owner will pay such bills and assessments when due and payable. However, in the event Manager pays a bill or assessment on behalf of Owner, Owner will promptly reimburse Manager for such bill or assessment upon receipt of appropriate documentation thereof.

B. Shared Expenses. The parties agree and acknowledge that Owner has agreed where feasible and upon mutual determination among Owner and certain other aircraft operators for whom Manager provides aircraft management services (collectively, the “Participating Aircraft Operators”), such Participating Aircraft Operators shall share the expenses relating to the use, maintenance, operation, storage, supervision, and management of their aircraft on the basis set forth on Schedule B. Manager shall facilitate such sharing and shall record all bills and assessments for all expenses shared by the Participating Aircraft Operators.

C. Joint Bargaining. The parties further agree and acknowledge that with respect to the expenses, and in accordance with Schedule B, Owner and Manager will where feasible and upon agreement with the other Participating Aircraft Operators, seek to utilize joint purchasing or collective bargaining arrangements in order to obtain the benefit of discounted pricing.

6. Taxes. Owner shall be responsible for any and all taxes assessed related to the ownership, use, maintenance, operation, storage, supervision, and management of the Aircraft.

7. Provision of Pilots. Manager shall arrange for and furnish to Owner fully qualified flight crews for the operation by Owner of the Aircraft for the duration of this Agreement. Owner specifically agrees that the flight crews supplied by Manager for the Aircraft will be under the exclusive command and control of Owner in all phases of flight and at all times. The flight crews shall have full and exclusive authority to exercise all of their duties and responsibilities in regard to the safety of each flight conducted by Owner in accordance with all applicable FAR. Owner specifically agrees that the flight crews, in their sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury or damage to Owner, or any other person. Owner further agrees that Manager shall not be liable for any delay or failure to furnish or return the Aircraft or crew when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.

8. Responsibilities With Respect to Scheduling. Requests for scheduling shall be in a form, whether oral or written, mutually convenient to, and agreed upon by, the parties. Owner shall provide the following scheduling and flight time information to Manager for each proposed flight, as early as possible:

A.	proposed departure point;

B.	destination;

C.	date and time of departure or arrival;

D.	the number of anticipated passengers;

E.	the names, nationality, and affiliation of each anticipated passenger;

F.	the nature and extent of luggage and/or cargo to be carried;

G.	the date and time of a return flight, if any; and

H.	any other information concerning the proposed flight that may be pertinent or required by Manager or the flight crew.

9. Flight Operations.

A. Operational Control. During all phases of flight conducted with the Aircraft, Owner shall retain and have operational control of the Aircraft and exclusive possession, command, and control of the Aircraft. Except with regard to decisions made by the pilot in command as necessitated by safety considerations or governmental restrictions or regulations, Owner shall determine when the Aircraft shall be operated, where the Aircraft shall be operated, and the passengers and/or cargo which shall be carried.

B. Purpose of Flight. Owner will use the Aircraft only for purposes expressly permitted by Part 91, of the FAR. In connection with the use and operation of the Aircraft, Owner shall be responsible for compliance with all applicable FAR.

10. Maintenance Responsibilities.

A. Maintenance Responsibility. Manager shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft.

B. Authorized Maintenance Providers. All maintenance on the Aircraft will be done by Federal Aviation Administration (“FAA”) authorized personnel and shall comply with all laws, ordinances, rules, regulations, insurance requirements, mandatory service bulletins issued or supplied by the manufacturer, and all FAA Airworthiness Directives.

C. Airworthiness. All maintenance when completed shall be sufficient to maintain the airworthiness certification of the Aircraft at all times.

D. Scheduling Flights. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations.

11. Aircraft Inspection. During normal business hours, Owner shall have the right to enter the premises where the Aircraft may be located for the purpose of inspecting and examining the Aircraft and the condition, use, and operation of the Aircraft to ensure compliance by Manager with its obligations hereunder; provided, however that Owner shall coordinate the date and time of its inspection with the Manager and, provided, further, that Owner shall have no duty under this Agreement to inspect and shall not incur any liability or obligation by reason of not making any such inspection.

12. Recordkeeping Responsibilities.

A. Operational Records. Manager shall maintain and keep accurate, complete, and current logbooks and other records regarding the operation and use of the Aircraft in accordance with applicable FAR. This shall include:

i.	records related to take off and destination of all flights;

ii.	records relating to all flight authorizations obtained for particular flights;

iii.	records relating to passengers carried; and

iv.	records relating to flight crew and flight and duty time.

B. Maintenance Records. Manager shall maintain and keep accurate, complete, and current logbooks and records regarding the maintenance of the Aircraft and in accordance with applicable FAR. These shall include:

i. records relating to any and all maintenance performed on the Aircraft, including, without limitation, scheduled maintenance, repairs, modifications, scheduled inspections, functional tests, and overhauls performed; and

ii. records relating to personnel performing any and all maintenance on the Aircraft.

C. Expense Records. Manager shall maintain and keep accurate, complete, and current records relating to the calculation and payment of bills and assessments for services, supplies, and other expenses incurred in connection with the maintenance, operation, storage, supervision, and management of the Aircraft.

D. Inspection. Such records shall be open to inspection by Owner during normal business hours and upon reasonable prior notification to Manager.

13. Insurance.

A. Owner Insurance. Throughout the Term, Owner shall maintain insurance with respect to the Aircraft covering:

i. all-risk hull insurance with respect to the Aircraft, against any loss, theft or damage to the Aircraft, including, without limitation, extended coverage with respect to any engine or parts while removed from the Aircraft. The limits of such insurance shall be in an amount equal to the current aggregate market value of the Aircraft, or the minimum amount specified by the registered owner or lessor as may be applicable; and

ii. comprehensive aviation liability insurance with respect to the Aircraft, including, without limitation, aircraft passenger and property damage coverage, for the Aircraft for an amount not less than Four Hundred Million Dollars ($400,000,000) single limit liability coverage and naming Manager and Manager’s parent company (Danaher Corporation (“Danaher”)), and Manager’s and Danaher’s respective subsidiaries and related companies, directors, officers, agents and employees as additional insureds.

B. Manager’s Insurance. Throughout the Term, Manager shall maintain or cause to be maintained, in full force and effect, at its own expense:

i. comprehensive aviation liability insurance with respect to each aircraft it owns directly or beneficially, including, without limitation, aircraft passenger and property damage coverage, for such aircraft for an amount not less than Four Hundred Million Dollars ($400,000,000) single limit liability coverage and naming Owner, Steven M. Rales and Owner’s members, subsidiaries and related companies, directors, officers, agents and employees as additional insureds.

C. Insurer’s Notice. All insurance required hereunder shall provide that coverage may not be canceled by the insurer without thirty (30) days’ prior written notice to each party ((10) days’ prior written notice for non-payment of premium). Each party shall be furnished with insurance certificates evidencing such insurance as of the date hereof and as of each renewal date. Each party shall also be furnished with copies of the policies. Receipt of any such certificate or policy shall not constitute acceptance thereof nor waiver of Owner’s responsibilities hereunder.

D. Waiver. All insurance required hereunder shall include waiver of subrogation rights in favor of Owner, Manager, Danaher and the other insureds and additional insureds. All insurance required hereunder shall also be primary without any right of contribution from any other insurance available to any other insureds or additional insureds.

14. Loss or Damage to Aircraft.

A. Damage Reports. Manager shall immediately notify Owner of any accident or incident connected with the Aircraft, and shall include in such report the time, place and nature of the accident or incident, the nature and extent of damage caused to property, the names and addresses of persons injured, the names and addresses of witnesses, and such other information as may be relevant to such accident or incident.

“Accident and incident” mean the following, as defined in the National Transportation Safety Board (“NTSB”) Regulations, 49 C.F.R. § 830.2:

Aircraft accident means an occurrence associated with the operation of an aircraft which takes place between the time any person boards the aircraft with the intention of flight and all such persons have disembarked, and in which any person suffers death or serious injury, or in which the aircraft receives substantial damage.

Incident means an occurrence other than an accident, associated with the operation of an aircraft, which affects or could affect the safety of operations.

B. Repairs. Following an accident or incident, Manager shall make or arrange for repair to the Aircraft only after consultation and agreement with Owner.

C. Total Loss. In the event of an actual or constructive total loss of the Aircraft, this Agreement shall terminate, except with respect to the provisions of this Agreement regarding Insurance, Indemnification, payment of fees and expenses to Manager pursuant to Section 5, and Termination, which shall survive the total loss of the Aircraft. Manager acknowledges and agrees that any hull insurance proceeds payable solely with respect to loss of or to the Aircraft itself shall be payable to Owner or its designee.

15. Indemnification and Limitation of Damages

A. Indemnification.

i. It is an express condition of this Agreement that, to the extent caused by the breach of this Agreement, fault, negligence or strict liability, either by commission or omission, of Owner or its members, officers, directors, employees, guests or agents occurring under or in connection with the performance or non-performance of the terms and conditions contained in this Agreement (including, without limitation, the use, operation and/or flight of the Aircraft), Owner will fully defend, indemnify, save and hold harmless Manager, Danaher and Manager’s or Danaher’s respective subsidiaries and related companies, directors, officers, agents and employees from and against any and all losses, claims, suits, damages, liabilities and causes of action of every kind, character and nature, whether in law or in equity (including, without limitation, attorneys’ fees and investigation, litigation and court costs) arising by reason of such breach, fault, negligence or strict liability in connection with the matters covered by this Agreement.

ii. It is an express condition of this Agreement that, to the extent caused by the breach of this Agreement, fault, negligence or strict liability, either by commission or omission, of Manager, Danaher or their officers, directors, employees or agents occurring under or in connection with the performance or non-performance of the terms and conditions contained in this Agreement (including, without limitation, the use, operation and/or flight of the Aircraft), Manager and Danaher will fully defend, indemnify, save and hold harmless Owner, Steven M. Rales, Owner’s members, subsidiaries and related companies, directors, officers, agents and employees from and against any and all losses, claims, suits, damages, liabilities and causes of action of every kind, character and nature, whether in law or in equity (including, without limitation, attorneys’ fees and investigation, litigation and court costs) arising by reason of such breach, fault, negligence or strict liability in connection with the matters covered by this Agreement.

iii. In the event that Section 15.A.i and 15.A.ii both apply to to any individual incident, or set of incidents, giving rise to an obligation to indemnify, then the indemnity obligations shall be apportioned according to the respective fault of each indemnitor and any person(s) for which any indemnitor may be liable.

B. LIMITATION ON INDEMNITY. THE PROVISIONS OF THIS PARAGRAPH SHALL APPLY NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY IN THIS AGREEMENT. OWNER AND MANAGER AGREE THAT ANY RESPONSIBILITY FOR EITHER PARTY TO INDEMNIFY ANY PERSON(S) PURSUANT TO THIS AGREEMENT SHALL BE STRICTLY LIMITED TO THE AVAILABLE INSURANCE PROCEEDS.

C. Waiver. Neither Owner nor Manager shall be liable to one another for any punitive, exemplary, consequential or incidental damages, including, without limitation, any damages for diminution of market value, loss of use of the Aircraft and/or loss of profits.

D. Continuing Obligation. The provisions of this Section 15 shall survive the termination or expiration of this Agreement.

16. Representations and Warranties. Each party represents, warrants, and covenants that:

i. it is a corporation or limited liability company, duly organized and existing in good standing under the laws of the state in which it is organized with the necessary power and qualifications to perform this Agreement;

ii. that this Agreement has been duly authorized by all necessary action on the part of the party and will not contravene or breach any legal, organizational, or contractual regulation binding on such party;

iii. it is, and for the Term will be, a citizen of the United States as described in 49 U.S.C. §40102(a)(15);

iv. it agrees that it will do nothing to impair the registration of the Aircraft in the United States throughout the Term;

v. it shall not utilize or cause the Aircraft to be utilized for any illegal purpose or for compensation or hire, except as permitted under FAR Part 91;

vi. it shall not operate or cause the Aircraft to be operated unless appropriate insurance coverage as required by this Agreement, is in effect; and

vii. this Agreement constitutes valid, binding, and enforceable obligations of each party and is enforceable in accordance with its terms.

17. Miscellaneous.

A. Entire Agreement. This Agreement constitutes the entire agreement among the parties; it supersedes any prior agreement or understandings among them, oral or written, all of which are hereby canceled.

B. Notices. Any notice, request or other communication to any party by any other party hereunder shall be conveyed in writing and shall be deemed given on the earlier of the date (i) personally delivered with receipt acknowledged, or (ii) telecopied at the time of transmission, or (iii) three (3) days after mailed by certified mail, return receipt requested, postage paid and addressed to the party at the address set forth below. The address of a party to which notices or copies of notice are to be given may be changed from time to time by such party by written notice to the other parties.

To:	Owner

Joust Capital III, LLC c/o FJ900, Inc. 23411 Autopilot Drive Suite 217 Dulles, Virginia 20166 Attention: Michael G. Ryan

To:	Manager

FJ900, Inc.
23411 Autopilot Drive
Suite 217
Dulles, Virginia 20166
Attention: Philip S. Teigland

C. No Partnership or Joint Venture. It is not the purpose or intention of this Agreement to create, and this Agreement shall not be considered as creating, a joint venture, partnership, or other relationship whereby any party shall be held liable for the omissions or commissions of any other party. No partnership, legal person, association, or jural entities are intended or hereby created by the parties.

D. Successors and Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of, and be binding and enforceable upon, the respective successors, assigns and permitted transferees of the parties.

E. Governing Law. The laws of the State of Delaware (excluding the conflicts of laws rules thereof) shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties.

F. Severability of Provisions. If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

G. Headings. Headings and captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

H. Further Assurances. Each party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other parties in order to fully carry out the intent and accomplish the purposes of this Agreement.

I. No Liability of Shareholders/Members. Each party agrees that it will not hold any shareholder, member, officer, director or employee of the other personally liable for the obligations of such other party under this Agreement.

J. Counterparts. This Agreement may be executed in counterparts which shall, singly or in the aggregate, constitute a fully executed and binding agreement.

18. Termination. Any party may terminate this Agreement by providing the other parties thirty (30) days prior written notice of its intent to terminate this Agreement.

A. Manager’s Obligations. Upon termination of this Agreement, Manager agrees to provide Owner with the following:

i. an accounting of all outstanding charges or costs relating to the operation and maintenance of the Aircraft;

ii. all records relating to use, operation, maintenance, storage, and supervision of the Aircraft;

iii. return of the Aircraft; and

iv. all necessary action with respect to notifying the FAA and insurance companies that Manager is no longer managing the Aircraft, as applicable.

B. Owner’s Obligations. Upon termination of this Agreement, Owner agrees to pay all outstanding charges or costs owed hereunder.

19. Dispute Resolution. If any claim, controversy or dispute arises among the parties hereto (a “Dispute”) and such Dispute cannot be settled through negotiation, the parties shall attempt to settle the Dispute through nonbinding mediation under the then current Commercial Mediation Rules of the American Arbitration Association (“AAA”). If the parties cannot settle the matter through mediation, then any Dispute shall be resolved by arbitration as provided in this paragraph. A single arbitrator shall conduct the arbitration under the AAA Rules. The arbitration shall be conducted at a location mutually agreed upon by the parties or, in the absence of such agreement, at a location selected in accordance with the AAA Rules, and all expedited procedures prescribed by the AAA Rules shall apply. Any party may request from the arbitrator injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. The arbitrator shall not have authority to award punitive damages. Each party shall bear its own costs and attorneys’ fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator’s decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including, without limitation, reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below to be effective on the day and year first above written.

JOUST CAPITAL III, LLC

By:	/s/ Michael G. Ryan

Name:	Michael G. Ryan
Title:	Vice President

FJ900, INC.

By:	/s/ Philip S. Teigland

Name:	Philip S. Teigland
Title:	President

SCHEDULE A

Aircraft Owned by Owner

Airplane Make and Model:	Bombardier Global Express XRS (BD-700-1A10)
Manufacturing Serial Number:	9378
FAA Registration Number:	N211PB

including all components and accessories appurtenant to, installed in, or attached to, the airframe, of such aircraft, including the avionics and engines, together with all loose equipment associated therewith and all available manuals, maintenance records, and airframe and engine log books.

SCHEDULE B

The following sets forth the specific, fixed expenses to be shared by Owner and the other Participating Aircraft Operators on an initial basis. At any time and from time to time during the Term, the parties and the other Participating Aircraft Operators may mutually agree to share certain fixed expenses on a basis to be agreed upon by the parties, or may mutually agree to discontinue or modify any of the fixed expense sharing arrangements set forth below.

1.	Owner and each of the other Participating Aircraft Operators shall share the fixed expenses related to the compensation and benefits for the pilots, cabin attendants and maintenance personnel and Manager’s staff, as well as training costs and other associated fixed costs for such flight crews, including office supplies, telephones, mobile phones and internet charges (the “Shared Expenses”). Such Shared Expenses shall be pro rated each calendar year among Owner and each of the other Participating Aircraft Operators based on the total number of flight hours logged by each entity’s respective aircraft for such calendar year. The Manager, in consultation with Owner and the other Participating Aircraft Operators, at the beginning of each calendar year, shall estimate the total Shared Expenses expected to be paid to the flight crew for the calendar year and shall pro rate such Shared Expenses among the parties on a preliminary basis based on the total number of flight hours logged by each party’s respective aircraft for the prior calendar year. At the beginning of each calendar quarter Owner and each of the other Participating Aircraft Operators shall pay to the Manager an amount estimated to be one-quarter of such party’s total portion of such Shared Expenses for the year. Following the close of the calendar year, the Manager shall determine the actual amount of Shared Expenses for the calendar year, as well as the actual, total number of flight hours logged by Owner for the calendar year and Owner shall pay the Manager such additional amounts, or the Manager shall refund to Owner such amounts, as appropriate, such that Owner shall bear only its actual pro rata share of the Shared Expenses for the calendar year.

2.	Owner shall pay directly the rental fees allocated to its aircraft, pursuant to the terms of the lease agreement covering hangar, office, garage and common space.